ePlus Announces Financial Restatements
Relating to Stock Option Grants

HERNDON, VA - August 11, 2006 - ePlus inc. (Nasdaq GM: PLUS - news), announced today that its previously issued financial statements for the fiscal years ended March 31, 2004 and 2005, as well as for the quarters ended June 30, September 30 and December 31, 2005, will be restated. The Company further announced that the financial statements included in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K for the periods commencing with the fiscal year ended March 31, 1998 should no longer be relied upon because of incorrect accounting for stock-based compensation expense described therein. The Company has filed a Form 8-K, which describes these matters, with the Securities and Exchange Commission (“SEC”) today.

As previously reported on Form 12b-25 filed with the SEC on June 30, 2006, and as further reported on Form 8-K filed with the SEC on July 17, 2006, ePlus’ Chief Executive Officer, Phillip G. Norton, received a letter dated June 20, 2006 from an ePlus stockholder raising concerns regarding certain options issued to the Company’s four senior officers in 2004 (the “2004 Options”). The Chief Executive Officer forwarded the June 20, 2006 letter to the Chairman of the Company’s Audit Committee. The Audit Committee commenced a review and assessment of the matters raised in the June 20, 2006 letter and engaged independent legal counsel and outside accounting advisors to assist in this effort. The Audit Committee’s review and assessment is ongoing.

The Audit Committee’s review and assessment included, among other things, review of a large volume of company documents, emails, and other electronic documents; interviews of the Company’s senior management, certain other Company employees whom the Audit Committee believed may have relevant information, the Company’s outside securities counsel, and the members of the Company’s Compensation Committee; and, with the assistance of its outside accounting advisors, analysis of accounting rules and regulations. The Audit Committee’s review and assessment initially focused on the matters raised in the June 20, 2006 letter regarding the 2004 Options and subsequently was expanded to cover all options granted to the Company’s four senior officers, and then was expanded again to cover all options granted by the Company since its initial public offering in 1996.

Based on its review and assessment, the Audit Committee preliminarily has concluded that the actual measurement dates for certain stock options granted by the Company in the fiscal years ended March 31, 1998 through March 31, 2005 differ from the recorded measurement dates. As a result, non-cash stock-based compensation expense should have been recorded with respect to these stock option grants, and the amount of such expense is expected to be material. The Audit Committee has further determined that certain stock option grants that were not in accordance with the Company’s stock-based compensation plans should have been accounted for using variable plan accounting for the duration of the options. Under variable plan accounting, stock-based compensation expense is recognized based on the difference between the market price of the stock as of the end of each fiscal quarter and the exercise price of the option. Accordingly, the Company will restate its previously issued financial statements for the fiscal years ended March 31, 2004 and 2005, as well as previously reported interim financial information, to reflect additional non-cash charges for stock-based compensation expense in certain reported periods commencing with the fiscal year ended March 31, 1998. In addition, the Company’s financial statements as of and for the fiscal year ended March 31, 2006, to be included in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2006, will include non-cash charges for stock-based compensation expense.

The Audit Committee has not determined the final amounts of additional stock-based compensation expense to be recorded in prior periods or the impact in any future periods. However, based on the review and assessment performed to date, the aggregate amount of stock-based compensation expense to be recorded from April 1, 1997 to March 31, 2006 is presently estimated to be approximately $3 million, which represents approximately 2% of the Company’s cumulative earnings before taxes over the nine-year period. This estimate is preliminary, unaudited and subject to change. There can be no assurance that the final amount of the restatement will not differ materially from this estimate. The stock-based compensation expense in certain years may be greater than the aggregate net impact over the entire period, and in other years may result in negative stock-based compensation expense, depending on the market price of the Company’s common stock. In periods where negative stock-based compensation expense is recorded, the restatement will have the effect of increasing reported amounts of earnings before income taxes, net earnings, net earnings per share and retained earnings, and decreasing paid in capital. The cumulative stock-based compensation expenses incurred as a result of the restatement will have the effect of decreasing reported amounts of earnings before income taxes, net earnings, net earnings per share and retained earnings, and increasing paid in capital. The Company presently believes that the restatement related to stock-based compensation expense will not affect its revenues, cash flows, or cash balances.

In addition, as previously reported on its Form 8-K filed on June 28, 2006, the Company’s financial statements for fiscal years ended March 31, 2005 and 2004 will be restated in connection with the presentation of dealer floor plan financing arrangements.

The Audit Committee also has concluded that the Company’s internal controls, system of reporting, and documentation with respect to options were inadequate during the affected periods and will recommend specific measures designed to remedy such inadequacies.

The Company has not yet determined the tax consequences that may result from these matters or whether tax consequences will give rise to monetary liabilities which may have to be satisfied in any future period. The Company also expects that expenses arising from the investigation, the restatement and related activities, which will be recorded in the periods incurred, will be significant.

For the above-stated reasons, the Company’s prior financial statements, and the related reports from the Company’s independent registered public accountants, earnings statements and press releases, and similar communications issued by the Company, relating to periods commencing with the fiscal year ended March 31, 1998 should no longer be relied upon.

The Audit Committee has discussed the matters described above, and reflected in the Form 8-K filed today, with its independent registered public accounting firm.

The Company intends to file its restated financial statements and its annual report for the year ended March 31, 2006 as soon as practicable. As previously announced, the Company received a Staff Determination letter from Nasdaq on July 18, 2006 indicating that the Company's securities are subject to delisting because the Company has not yet filed its Form 10-K for the fiscal year ended March 31, 2006 and is therefore not in compliance with the continued listing standard in Nasdaq Marketplace Rule 4310(c)(14). The Company has requested a hearing before a Nasdaq Listing Qualifications Panel ("Panel") to review the Staff Determination. At the hearing, which is scheduled for September 7, 2006, the Company will ask the Panel for additional time to remedy the late filing and to restate its financial statements. There can be no assurance that the Panel will grant the additional time or that the Company will maintain its Nasdaq listing.

About ePlus:

ePlus is a leading provider of Enterprise Cost Management solutions to information technology, finance, procurement, operations, and supply chain professionals who want to reduce the costs of finding, purchasing, managing, and financing information technology goods and services. Our Enterprise Cost Management solutions provide sourcing, procurement, spend analytic, supplier management, document collaboration, asset management, professional services, and leasing to ePlus’ 2,000+ customers. Founded in 1990, the Company is headquartered in Herndon, VA and has more than 30 locations in the U.S. For more information, visit www.eplus.com, call 888-482-1122 or email info@eplus.com.

ePlus® and ePlus Enterprise Cost Management®, and/or other ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries..

Statements in this press release, which are not historical facts, may be deemed to be “forward-looking statements”. Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the final determination of the impact of the restatement described above; the results of the Audit Committee’s investigation; expectations as to the timing of the completion of such investigation by the Audit Committee and its independent counsel; the Company’s review, restatement and filing its previously issued financial statements and its assessment of the effectiveness of disclosure controls and procedures and internal controls; the possibility that the Nasdaq Listing Qualifications Panel may not grant the Company’s request for an extension to regain compliance with Nasdaq listing qualifications or the Company’s failure to regain compliance within any extension period, in which case the Company’s common stock would be delisted from the Nasdaq Global Market; the effects of any required restatement adjustments to previously issued financial statements and possible material weaknesses in internal control over financial reporting; the effects of any lawsuits or governmental investigations alleging, among other things, violations of federal securities laws, by the Company or any of its directors or executive officers; the existence of demand for, and acceptance of, our services; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; our reliance on our management team; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.

All information set forth in this release and its attachments is as of August 11, 2006. ePlus inc. undertakes no duty to update this information. More information about potential factors that could affect ePlus inc.’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, the Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the SEC and available at the SEC’s website at http://www.sec.gov/.
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Contact:	Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150